EX 99.28(p)(1)(i)

Identified Prudential PLC North American Business Units

CODE OF ETHICS AND CONDUCT

As investment advisers registered under the Investment Advisers Act of 1940, PPM America, Inc. (“PPMA”), Jackson National Asset Management, LLC (“JNAM”), Curian Capital, LLC (“Curian”), and including, but not limited to, the “Jackson Funds” and the “Curian Funds”, owe their respective clients, and the shareholders of any registered investment companies or similar entities for which they serve as adviser or sub-adviser, the highest duty of diligence and loyalty.  Accordingly, one of the fundamental policies of each NABU Entity (as defined below) is to avoid any material conflict of interest and, when a material conflict cannot be avoided, to disclose the conflict to the client fully and fairly.  In addition, PPMA, JNAM and Curian each seek to conduct their respective businesses in accordance with the principles of openness, integrity, honesty and trust.  Further, PPMA, JNAM and Curian each value ethical conduct in all of their respective practices and encourage their respective employees to live up not only to the letter of the law, but also to the ideals of the organization.  Also, the U.S. Securities and Exchange Commission (the “SEC”) has adopted Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requiring investment advisers and investment advisers to investment companies to adopt codes of ethics setting forth standards of conduct expected of their advisory personnel and addressing conflicts that arise from personal trading by advisory personnel.  In addition, in its capacity as principal underwriter for certain registered investment companies, Jackson National Life Distributors LLC (“JNLD”) and Curian Clearing LLC (“Curian” collectively with Curian Capital, LLC) holds all of its associates to a high standard of integrity and business practices, and strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with its dealings with such registered investment companies.  Finally, certain employees of PPMA, JNAM, Curian or JNLD may also serve in identified capacities for one of the other entities, and it is desirable to establish consistent practices among each entity.  Accordingly, in addition to a variety of other policies and procedures (including applicable policies and procedures of each entities’ ultimate parent company Prudential plc (“UK Parent”)) and in furtherance of these fundamental policies, this Code of Ethics and Conduct (“Code”) has been adopted by PPMA (and PPMA’s immediate parent company, PPM Holdings, Inc. and by PPMA’s affiliated company, PPM Finance, Inc.  PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as “PPM”), JNAM, Curian and JNLD (collectively, the “North American Business Units” or “NABU Entities”) and Eastspring Investments Incorporated (“Eastspring”) (collectively with the NABU Entities, the “Identified Prudential PLC North American Business Units” or “Identified Entities.”)

This Code applies to each Supervised Person of each Identified Entity, including all executive officers and directors of each NABU Entity, as well as to any temporary Supervised Person or independent contractor of each Identified Entity as determined by the applicable Identified Entity’s Compliance Department, and to other persons deemed appropriate to be covered under this Code as determined by the applicable Chief Compliance Officer (each

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referred to collectively in the Code as an “Supervised Person”  as further defined in Section I.C.1 below).

As noted further below, this Code applies to securities and accounts in which an “Access Person” (as defined in Section I.C.2 below) has a “beneficial interest” including, but not limited to, accounts of the Access Person, members of their household, and any other account where the Access Person either has a direct or indirect financial interest or exercises control or influence.  See Section II.A.2 and Appendix A for more detail.

This Code contains references to the “Chief Compliance Officer.”  References to the Chief Compliance Officer mean the Chief Compliance Officer of each respective Identified Entity, or a person designated by such Chief Compliance Officer to assume responsibility for a particular function (for example, to monitor Personal Securities Transactions (as that term is defined in Section II.A), or to consider requests for pre-clearance of transactions or during a period of time (for example, during an absence of the Chief Compliance Officer).  “Compliance” as used herein refers to such person or persons designated by each respective Identified Entity’s Chief Compliance Officer from time to time.

Throughout this Code, you will see references to the PTA System (“PTA”).  PTA is an electronic personal securities trading compliance system employed by each NABU Entity to facilitate, among other things, personal trading approvals.  Each Identified Entity adopted PTA to perform automatically a variety of compliance functions required by the Code and SEC regulations.  Each Access Person subject to this Code who effects personal trades must be familiar with how PTA works.  If at any time PTA is not functioning correctly, Access Persons Subject To Preclearance (as defined in Section I.C.3 below) may not effect a personal trade until the problem has been addressed, or they have contacted their respective Compliance Department for further instructions.

 Each Supervised Person should consult with their respective Compliance Department and/or Legal Department regarding any question about the Code or other issues relating to their fiduciary obligations to clients before taking any action.

Please also remember that each Identified Entity has also adopted a number of other policies and which are contained in their respective Compliance Manuals, which may include, without limitation, policies and procedures relating to (i) Inside Information and Chinese Walls, (ii) Gifts and Business Entertainment, (iii) Political Contributions to State and Local Government Entity Officials, and various other procedures which address potential conflicts of interest applicable to each NABU Entity’s business.  Each Supervised Person should review the policies and procedures contained in the Compliance Manual of each Identified Entity with which they are associated carefully to fulfill their responsibilities thereunder.

I.           GENERAL FIDUCIARY STANDARDS

A.           Fair Dealing.  Each Supervised Person shall act in a manner consistent with the obligation of the applicable Identified Entity and each person covered by the Code to deal fairly with all clients when taking investment action.  For example, consistent with their duty of loyalty to clients, an Employee may not usurp any client investment opportunities based on their work for an applicable Identified Entity.

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B.           Personal Securities Transactions.  No Access Person may purchase or sell any security in which the Access Person has, or by reason of such transaction acquires, a direct or indirect Beneficial Interest (as defined in Section II.A.2), except in accordance with this Code.  See Section II.A. for a list of the specific transactions covered by this Code and Appendix A for examples of situations in which an Access Person will be deemed to have a Beneficial Interest in a security for purposes of the Code.  Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

C.           Responsibilities of Individuals Subject to the Code.

1.           “Supervised Persons” means the following individuals under the oversight of an Identified Entity, including:

a.	Directors, officers, and managers of a Identified Entity, or other persons occupying a similar status or performing similar functions; and

b.	All employees of an Identified Entity.

2.           “Access Persons” means the following Supervised Persons who have access to nonpublic information regarding clients' purchase or sale of securities, are involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic, including:

a.	Any director or officer of a NABU Entity and any officers of any investment company sponsored by a NABU Entity;

b.
Any Supervised Person of a NABU Entity who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a client account, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

c.
Any natural person in a control relationship to the NABU Entity who obtains information concerning recommendations made by the NABU Entity with respect to the purchase or sale of a Security by a client account; and

d.	Any spouse, minor child, and any relative resident in the household of a person named in Section I.C.(2)(a) through (b).

All Access Persons are subject to the requirements of this Code of Ethics, including the reporting requirements for personal securities transactions.

3.           Access Persons Subject To Preclearance means any Access Persons who, by virtue of the type of information access possessed, are required to receive pre-approval for any personal securities trade.    Access Persons Subject To Preclearance shall be identified from time to time by the Chief Compliance Officer of the applicable NABU Entity or his or her designee.

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Note:           The Compliance Department shall determine those persons who are considered to be Access Persons under this policy. A person will not necessarily be deemed to be an Access Person simply by virtue of customarily assisting in the preparation of public reports, or receiving public reports, provided that they do not receive information about current or prospective client recommendations, trading, transactions, or holdings.  The NABU Entity’s Chief Compliance Officer (or his/her designee) shall determine those persons who are Access Persons, and the requisite reporting and preclearance requirements for such persons.

D .           Confidentiality.  Supervised Persons may gain access to confidential information including, but not limited to information concerning (i) client portfolios or activities, (ii)  the business, operations, plans, finances, employees, and assets of the applicable Identified Entity or Entities or (iii) other information that is not generally known outside of such Identified Entity and/or its affiliates and other related entities (“Confidential Information”).  Confidential Information, regardless of whether such information is marked “confidential” and in whatever format it may be embodied, shall be kept confidential and not disclosed, used, copied or removed from the Identified Entity’s premises, except as necessary to perform the duties of the job or as pursuant to policies and procedures established by the applicable Identified Entity. This obligation to maintain the confidentiality of clients’ and the Identified Entity’s Confidential Information applies both during and after employment with such Identified Entity. Except as otherwise agreed in writing, Employees must return all copies of Confidential Information to the applicable Identified Entity if the employee leaves its’ employ. Any Supervised Person who improperly uses or discloses any Confidential Information may be subject to disciplinary and/or legal action.

The paragraph above does not apply to (i) information that is publicly available or becomes publicly available, provided that such public availability does not result from an Supervised Person’s misappropriation of such information or a Supervised Person obtaining such information by improper means or from acts or omissions of another person that he or she  knows, or should have reason to know, misappropriated such information or utilized improper means to acquire it or acquired it under circumstances giving rise to a duty to maintain its secrecy or limit its use or (ii) information that is required by applicable law to be disclosed, but then, only to the extent disclosure is required and after giving timely notice of such obligation pursuant to policies and procedures established by the applicable Identified Entity.

E.           Service as a Director.  No Supervised Person shall serve on the board of directors (or equivalent) of any for-profit company or charitable organization, except in accordance with the compliance procedures for the applicable Identified Entity or Entities.  Further, board service increases the likelihood of becoming aware of material, non-public information, particularly in the case of any company with a class of publicly held securities.  Board service may also expose the Identified Entity or Entities and/or the individual to potential liability.

F.           Exemptions from the Code’s Provisions.  The purpose of the Code is to prevent the damage that might result from a conflict between the interests of a Supervised Person and each applicable Identified Entity’s clients, not to impose undue financial burdens on persons subject to the Code.  For that reason, the Compliance Department for each Identified Entity has the authority to grant an exemption from any provision of this Code (except the provisions requiring (i) reporting of Personal Securities Transactions for Access Persons and (ii) pre-approval of acquisitions of securities in private placements) if, in the judgment of the applicable Chief Compliance Officer, (a) compliance with the provision of the Code would result in financial hardship to the Supervised Person or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by the applicable Identified Entity of its duties to its clients.  Exemption of a proposed transaction from the Code is expected to be granted rarely.  Requests for an exemption from the Code must be submitted in writing using the form attached as Appendix B, or to the extent permitted by the Identified Entity’s Compliance Department, via PTA.

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Identified Entity has the authority to grant an exemption from any provision of this Code (except the provisions requiring (i) reporting of Personal Securities Transactions for Access Persons and (ii) pre-approval of acquisitions of securities in private placements) if, in the judgment of the applicable Chief Compliance Officer, (a) compliance with the provision of the Code would result in financial hardship to the Supervised Person or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by the applicable Identified Entity of its duties to its clients.  Exemption of a proposed transaction from the Code is expected to be granted rarely.  Requests for an exemption from the Code must be submitted in writing using the form attached as Appendix B, or to the extent permitted by the Identified Entity’s Compliance Department, via PTA.

II.	TRANSACTIONS COVERED BY THE CODE AND EXEMPT TRANSACTIONS

This Code regulates Personal Securities Transactions as a part of the effort by each NABU Entity to detect and prevent conduct that might create an actual or potential conflict of interest with a client.  The Code flatly prohibits certain transactions and establishes reporting requirements for all Personal Securities Transactions of Access Persons, except those listed in Section II.B.

A.           Personal Securities Transactions.  A “Personal Securities Transaction” is a transaction in a security by or for the benefit of an Access Person who is subject to the Code, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

1.
“Security.”  Security is defined very broadly for purposes of the Code.  It means any note, stock, bond, debenture, investment contract or limited partnership interest and includes any right to acquire any security (i.e., options, warrants, and futures contracts) and investments in investment funds, hedge funds and investment clubs.

2.
“Beneficial Interest.”  An Access Person has a Beneficial Interest in a security in which he or she has a direct or indirect opportunity to profit or share in any profit derived from the transaction in the security and includes transactions in:

•	The personal account of an Access Person;

•	The account of any relative of the Access Person living in the Employee’s home;

•	Any other account in which the Access Person has a direct or indirect financial or “beneficial” ownership interest; and

•	In any account (other than an account for a client) controlled by or under the influence of the Access Person.

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As required by the SEC, Beneficial Interest is defined broadly1; see Appendix A to the Code for specific examples of ownership arrangements where an Access Person will be deemed to have a Beneficial Interest in a security.  Having a Beneficial Interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

Any report required by the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security listed on the report.

3.
Reportable Fund means: (i) any fund for which a NABU Entity serves as an investment adviser as defined in section 2(a)(20) of the1940 Act; or (ii) any fund whose investment adviser or principal underwriter controls the NABU Entity, is controlled by the NABU Entity, or is under common control with the NABU Entity. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.

If you have any question about whether a transaction is covered by the Code, contact your Compliance Department before taking any action.

B.           Exempt Transactions.  The following transactions are “Exempt Transactions” for purposes of this Code; therefore, the pre-approval, blackout and reporting provisions of the Code do not apply:

1.
Purchases or sales of securities effected in any account over which an Access Person has no direct or indirect influence or control (e.g., transactions effected for an Access Person by a trustee of a blind trust) or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person, over which the Access Person does not exercise influence or control, and for which the Access Person is neither consulted nor advised of purchase or sale transactions before trades are executed;

2.
Purchases of securities by exercising rights that were issued by an issuer pro rata to all holders of a class of securities, but only if the Access Person acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of such rights so acquired;

3.	Securities transactions involving shares of registered open-end mutual funds, except for the following, which are subject to the reporting provisions of the Code:

1 Rule 204A-1 under the Advisers Act defines “beneficial interest” for purposes of investment advisers’ codes of ethics as follows:

“Beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder.

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•	CURIAN and PPMA ONLY - Securities issued by exchange-traded funds (“ETFs”) organized as open-end mutual funds.

➢
Note:  Except as set forth in Section II.B.5 below, transactions in shares of closed-end investment companies (including for example, common shares of closed-end funds listed for trading on a stock exchange) are not exempt transactions and are subject to the pre-approval, blackout and reporting provisions of the Code; and

•
Reportable Funds.  Those funds, if any, for which any NABU Entity or any control affiliate2 serves as investment adviser or principal underwriter) (“Reportable Funds”).  For purposes of this section, transactions in open-end mutual funds advised, sub-advised, or underwritten by PPMA, JNAM, Curian, Eastspring or any affiliate, including M&G Investment Management Ltd. (“M&G”) are Reportable Funds and are not deemed to be Exempt Transactions;

➢
For purposes of clarity, while you do not need to seek pre-approval from Compliance for trades in Reportable Funds (JNAM, M&G, Curian or Eastspring mutual funds), those trades must be reported to Compliance.  As a practical matter, if these funds are held in the Company’s 401(K) Plan (or represented by interests in the Company’s Management Deferred Income Plan), Compliance will receive reporting in response to this requirement directly from the Administrator of the Plan(s).  Other accounts holding these funds, if any, should be included on an Employee’s annual reporting (see Section III.C.1.a below). In addition, purchases and sales in Reportable Funds, including those purchased or redeemed in a 401(K) Plan, are subject to a 30-Day holding period, or 30-Day purchase limitation.  Please contact your Compliance Department with any questions regarding these matters.

4.	Securities transactions involving direct obligations of the government of the United States (i.e., Cash Management Bills, Treasury Bills, Treasury Notes, Treasury Bonds and STRIPS);

5.
Securities transactions involving bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements, auction rate or remarketed preferred shares of closed-end exchange traded funds;

2
Rule 204A-1(e)(9)(ii) includes, in the definition of a Reportable Fund, “any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.” Accordingly, while the Rule treats mutual fund transactions generally as exempt from the requirements of a code of ethics, mutual funds advised or underwritten by affiliates of an adviser may not be exempted for the adviser’s code.  Accordingly, while the Rule does not require trades in affiliated mutual funds such as those advised or underwritten by PPMA, JNAM, M&G, Curian or Eastspring to be subject to pre-approval, the Rule requires each applicable NABU Entity to maintain records of transactions and holdings.

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6.	Securities transactions involving shares issued by money market funds;

7.	Securities transactions involving units issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

8.
The acquisition of securities through an issuer’s dividend reinvestment plan (“DRP”) is exempt from the pre-approval and blackout window provisions of the Code; except that (i) purchases of securities acquired through a DRP must be reported, and (ii) sales of securities acquired in a DRP must be pre-approved and are subject to the blackout and reporting requirements.

9.
Securities Transactions involving qualified tuition program established pursuant to Section 529 of the Internal Revenue Code (a “529 Plan”), provided no NABU Entity serves as investment adviser and no control affiliates manages, distributes, markets, or underwrites the 529 Plan.

III.           PERSONAL INVESTMENT RULES

A.           Prohibited Transactions.  The following transactions are prohibited:

1.
Front-Running. No Supervised Person shall engage in “front-running” an order or recommendation.  Front-running consists of executing a Personal Securities Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or recommendation for purchase or sale by the applicable Identified Entity for an account of a client.

2.
Securities on Restricted Lists; Inside Information Policy.  No Supervised Person may purchase or sell any security to the extent prohibited by applicable policies and procedures relating to Inside Information and Chinese Walls established by the applicable Identified Entity or Entities.

3.
PPM America Only - Blackout Period for Client Transactions. No Access Person may purchase or sell any security which: (a) is being purchased or sold on behalf of a client of PPMA (i.e., an order has been entered but not executed for a client), (b) has been purchased or sold by a client during any of the prior seven calendar days, or (c) is being planned for purchase or sale on any client’s behalf during any of the next seven days.  Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to Exempt Transactions, as defined in Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client exclusively by a foreign affiliate of or subadviser to PPMA.  Additionally, purchases or sales of securities executed during the blackout period that would otherwise be prohibited by the Code, will not be deemed as a violation of the Code if Compliance subsequently determines that at the time of the transaction the Access Person had no knowledge of (c) above.

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•
De Minimis Trades.  Pre-approval requests for personal trades not exceeding 500 shares or $10,000 in large-capitalization securities (securities with over $10 billion in market capitalization) that would normally be restricted may be approved by Compliance.

4.
Initial Public Offerings. No Access Person may purchase any equity security or any security convertible into an equity security in an initial public offering (“IPO”) of that security.   For purposes of the Code, IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

5.	Private Placements. No Access Person may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer of their applicable NABU Entity.

6.
Commodities Accounts.  No Access Person may purchase or sell commodities options, futures, or other commodities derivative instruments. This restriction does not apply to associates who are Access Persons of PPMA only.

7.
Short Sales. No Access Person may sell short any security of an issuer held in any client account of their applicable NABU Entity or Entities.  No Supervised Person shall engage in any “short-selling” of Prudential plc securities (NYSE Ticker Symbol (PUK))..

8.
Dealing with Clients.  No Access Person may sell or purchase any security to or from a client portfolio for that Access Person’s account, for any account in which the Access Person has or would have a Beneficial Interest, or for any account directly or indirectly controlled by or under the influence of the Access Person.

9.
Exceptions.  Exceptions to the personal investment rules may be considered on a case-by-case basis by the applicable Identified Entity or Entities’ Compliance Department and will only be granted if the proposed conduct involves negligible opportunity for abuse.  Exception requests must be made in writing to the applicable Chief Compliance Officer on the form attached as Appendix B, or to the extent permitted by the applicable Compliance Department, via PTA.

B.           CURIAN ONLY - No Short-Term Trading Profits.  No Access Person in the Curian Program or Funds may profit from the:

1.	Purchase of a Security followed by the sale of the same or a Related Security within thirty (30) days of the purchase if the account is not part of the Curian Program; and/or

2.	Sale of a Security followed by the purchase of the same Security or a Related Security within thirty (30) days of the sale if the account is not part of the Curian Program.

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C.           Procedures Related to Personal Securities Transactions by Access Persons.

1.
ALL ACCESS PERSONS:  Opening Personal Accounts.  Every Access Person who opens a Personal Account which can be used to effect the purchase or sale of a Security at a broker-dealer, bank, or other financial institution shall:

a.
Provide immediately notification of the opening of such account by completing the “Open Account” information in the PTA system.  The PTA system will provide notification automatically to each applicable NABU Entity or Entities’ Compliance Department; and

b.
Direct each such broker-dealer, bank, or other financial institution to provide the Compliance Department a duplicate copy of each confirmation and periodic account statement issued to such Access Person.

c.
No Access Person may purchase or sell, directly or indirectly, a Private Placement for his or her Personal Account without requesting and receiving approval from the applicable NABU Entity Compliance Department before placing the trade.

2.	ACCESS PERSONS SUBJECT TO PRECLEARANCE: Transactions for which Preclearance is Required.

a.
Except for Exempt Transactions, each Access Person Subject to Preclearance must input each proposed personal securities trade required to be pre-cleared into PTA, populate each field required by that system and receive its authorization to initiate, recommend, or in any other way participate in a Personal Securities Transaction of any kind (including purchases, sales, exercises and exchanges).

b.
No Access Person Subject To Preclearance may purchase or sell, directly or indirectly, a Private Placement for his or her Personal Account without requesting and receiving approval from the applicable NABU Entity Compliance Department before placing the trade.

3.           Process for Preclearance of Transactions.

a.
In responding to each PTA question, an Access Person Subject to Preclearance must respond fully, and must accurately disclose any relationship between the security proposed to be purchased and any security held or planned to be acquired by any applicable NABU Entity client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by such NABU Entity’s clients).

i.
If PTA does not accept the CUSIP or other identifying marker for the security (e.g., transactions in a limited partnership), the Access Person Subject to Preclearance must contact the applicable NABU Entity Compliance Department for further direction.

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ii.	In addition, if PTA does not process your pre-approval request, an Access Person Subject To Preclearance must contact Compliance for instructions before executing any personal trade.

b.	Approval Window for Approved Transactions.

i.
JNLD and JNAM:   Access Persons Subject to Preclearance, any PTA pre-approval for a securities transaction is effective for the same business day plus two days on which the approval is granted or the approval is revoked.  Good-till-cancel orders are prohibited.

ii.
PPMA Preclearance Timing:  With respect to PPMA Access Persons Subject to Preclearance, any PTA pre-approval for a securities transaction is effective for the same business day only on which the approval is granted or the approval is revoked.

iii.
Curian Preclearance Timing:  With respect to Curian Access Persons Subject to Preclearance, any PTA pre-approval for a securities transaction is effective for the same business day plus two days on which the approval is granted or the approval is revoked.

c.	All orders must be entered as either “market” or “day-limit” orders in order to prevent executions from occurring outside of the applicable approval window.

d.
Should the time period for executing a proposed transaction lapse (i.e., trade is not completed within the allotted time period), the Access Person Subject To Preclearance is prohibited from executing the trade until a new preclearance request is submitted and approved.

4.	Approval of a Personal Trading Request. PTA generally will approve a Personal Securities Transaction if:

a.	The transaction is not prohibited by the Code;

b.	The transaction does not violate other applicable policies established by each applicable NABU Entity or Entities (for example, policies and procedures relating to Inside Information); and

c.	The transaction does not violate any other rules established in PTA by Compliance from time to time.

5.
Effect of Pre-Approval. The approval of any Personal Securities Transaction does not relieve an Access Person Subject To Preclearance of their responsibilities under the federal securities laws, including those relating to insider trading, or other applicable policies, including this Code.

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6.	Securities Exempt from the Preclearance Requirements. The following transactions do not require pre-clearance through PTA by Access Persons Subject To Preclearance:

a.	“Exempt Transactions” and “Reportable Funds” as set forth in Section II above;

b.
Participation in and acquisition of securities through an issuer’s automatic investment, dividend reinvestment plan (“DRP”) or other direct purchase plan (“DPP”), although changes in participation levels and sales of securities acquired in a DPP must be pre-approved;

c.	Any acquisition or disposition of securities that is non-volitional on the part of the Employee, including:

▪
Purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the covered person (but not the writing of the option, which must be pre-approved); and

▪
Corporate actions, such as acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

f.	Sales as a result of an odd-lot tender offer (all other sales in connection with a tender offer must be pre-approved); and

g.	Purchases or sales of municipal securities.

D.           Reports of Personal Investments and Transactions.

1.
Initial and Annual Account and Holdings Report.  Upon entering employment with an applicable NABU Entity and annually thereafter, every Access Person must submit to Compliance the information contained in the Personal Securities Accounts and Holdings Report (“Personal Securities Report”) through the electronic certification process contained in PTA with respect to every security and securities account in which the Access Person has or expects to have a Beneficial Interest and every account (other than an account for a client) for which he or she exercises influence or control over investment decisions.

a.
Securities Accounts. As to securities accounts, the Personal Securities Report requires the Access Person to identify the brokerage firm or other entity at which each such account is maintained, the title of the account, the account number, and the name and address of the brokerage firm or other entity.

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When an Access Person opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Access Person shall promptly provide notice of such change via the ‘Accounts’ menu in PTA.  The PTA system will automatically provide notice to the applicable NABU Entity or Entities’ Compliance Department.

b.
Securities Holdings. As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Access Person’s interest in the security, and the brokerage firm where it is held.  An Access person need not enter into the Personal Securities Report the types of securities purchased or sold in a transaction listed as an Exempt Transaction in Section II.B.  Securities holdings may be reported through account statements provided to Compliance as contemplated in this Code.

c.	Timing of Reports.

i.
Initial Report. The initial Personal Securities Report must be provided to Compliance within ten (10) business days after an Supervised Person’s designation as an Access Person with an applicable NABU Entity, reporting their securities accounts and holdings as of the date that individual is designated as Access Person.

ii.
Annual Report. An annual Personal Securities Report shall be provided to Compliance reporting each Access Person’s securities accounts and holdings as of December 31 of the prior year.  The annual Personal Securities Report must be submitted no later than February 14th of the current year (45 days after December 31).  Each Access Person is required to check his or her annual Personal Securities Account Report provided by Compliance and either confirm its accuracy or, to the extent that securities accounts that are required to be disclosed in such report are not reflected or the report is otherwise inaccurate, report such securities accounts or corrections via PTA.  In addition, to the extent that account statements containing applicable securities information have not been received by Compliance, the Access Person shall provide copies of such statements or report such securities holdings on the Personal Securities Report or as otherwise permitted in writing by Compliance.

2.
Confirmations and Statements. Each Access Person is responsible for arranging to have confirmations and account statements for each account listed by the Access Person in their Personal Securities Report sent by the broker or other entity holding the account to Compliance either in paper form or electronically through PTA, for all Securities.

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3.
Quarterly Transaction Reporting.  Each Access Person shall certify that all completed Personal Securities Transactions have been reported to Compliance within 30 days following the end of the quarter in which the transaction was completed. In most cases, an Access Person’s reporting obligations will be satisfied by certification to transactions reported in PTA based on the confirmations and statements the Access Person causes to be delivered to Compliance.  However, any transaction or any new account which, for any reason, is not included in PTA shall be reported by the Access Person when completing the quarterly certification.

Quarterly transaction reports, if provided by the Employee and not the Employee’s broker-dealer, shall include the following information for each transaction:

•	The date of the transaction;

•	Title, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is submitted.

In addition, when an Access Person opens a new securities account, closes an existing account, or no longer has influence or control over an account, and this information is not included in a brokerage statement, the Access Person shall report such events via PTA with the following information:

•	The name of the broker, dealer or bank with whom the account was established or terminated; and

•	The date the account was established or terminated.

4.
Reports of Chief Compliance Officers.  Legal and Compliance personnel may not review their personal Access Person reporting.  The Chief Compliance Officer and General Counsel at each NABU entity may have their reporting reviewed by someone designated by the Chief Compliance Officer.

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E.           Reports of Violations of the Code, Laws and Rules, and NABU Entity Policies.

1.
Responsibility to Report Violations and Suspected Violations of the Code. In accordance with the Code and other policies and procedures established by each applicable Identified Entity and its UK Parent including, but not limited to, the UK Parent Code of Business Conduct and other policies and procedures contained in the UK Parent Group Governance Manual, each Supervised Person is responsible for reporting, promptly upon discovery, any evidence of an actual violation, or, to the extent reasonably believed by such Supervised Person, any suspected material violation of the Code or of applicable law.  Such reporting must be made to the Supervised Person’s supervisor and to their Compliance Department, and, as appropriate, reporting may be made, pursuant to the UK Parent Fraud Policy and Anti-Bribery Policy, by using the Confidential Reporting Line.

2.	Types of Reporting. Violations which may be subject to reporting include, but are not limited to, the following:

•	Material violations of the provisions of the Code;

•	Material violations of any policy or procedure adopted by or applicable to a NABU Entity;

•	Material noncompliance with applicable laws, rules and regulations;

•	Fraud or illegal acts involving any aspect of an applicable NABU Entity’s business;

•	Material misstatements in regulatory filings, internal books and records, client records or reports; and

•	Material deviations from required controls established in procedures that safeguard clients and each applicable Identified Entity.

IV.           ADMINISTRATION OF THE CODE

A.           Communications.

1.
Initial Communication and Certification. Upon designation as an Access Person, each Supervised Person is provided with a copy of the Code.  At that time, each Supervised Person also is scheduled to discuss the Code with the Compliance Department of their applicable Identified Entity.  Each Supervised Person is required to acknowledge his or her understanding of the Code’s prohibitions and requirements applicable to them via certification within PTA.

2.
Annual and Periodic Certification.  Each year the Code will be recirculated or otherwise republished to all Supervised Persons, and each Supervised Person  is required to provide written affirmation that they have read and understand the Code and that the Supervised Person will comply with the applicable provisions of the Code.  In addition, any material amendments to the Code will be circulated or published, and each Supervised Person is required to provide similar affirmation.  Affirmations shall be made via certification within PTA.

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3.	Questions. Supervised Persons are encouraged to direct any questions that may arise concerning the Code to their Compliance Department or Legal Department.

B.           Review of Personal Securities Transactions.

1.
Review of Confirmations.  PTA matches duplicate trade confirmations that it has received electronically or which have been entered into it manually, with all the pre-approval entries, to test whether all executed trades received prior PTA authorization, if required.

If PTA indicates that a securities transaction was effected which was required to be pre-approved, but for which no authorization or other prior written approval was obtained or which was executed after approval expired, the applicable NABU Entity Compliance Department shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Access Person and shall make a written record of the matter.  A copy of that record shall be retained.  This action does not preclude any other sanction for violation of the Code.

2.
Periodic Review. Compliance shall review each Supervised Person’s Personal Securities Transactions, confirmations, and other account documentation to look for indications of improper Personal Securities Transactions.  Compliance shall discuss any questionable transactions with the Access person who effected the trade and make such other inquiries as Compliance in its discretion deems appropriate.  Compliance shall make a written record of any determination made and the reasons underlying that determination and report to the Chief Compliance Officer.

C.           Recordkeeping.  Compliance shall maintain the records listed below (unless otherwise indicated) for a period of five years, for the first two years in an easily accessible place:

1.
List of Persons Covered by the Code.  A list of all Supervised Persons, Access Persons, and Access Persons Subject To Preclearance, which shall constitute a list of all persons subject to the Code during the period.

2.
Compliance Certificates. A record of each certification by all Supervised Persons acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Supervised Persons subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.  Such certifications shall be maintained for each Supervised Person for five years following the last date they were subject to the Code.

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3.	Codes. A copy of each code of ethics that has been in effect at any time during the period.

4.
Reports. A copy of each Personal Securities Report, PTA record, confirmation and monthly statement submitted by an Access Person and a record of any known violation and action taken as a result thereof during the period.

5.	Private Placement Approval. A copy of each record evidencing prior approval of, and the rationale supporting, an acquisition by an Access Person of securities in a private placement.

6.
Exception Requests. A copy of each exception request submitted on the form attached as Appendix B, or to the extent permitted by Compliance, via PTA, and a copy of each record evidencing approval of, and the rationale supporting any exception granted during the period.

D.           Annual Review of Procedures.  The Code shall be reviewed by each respective Identified Entity at least annually to assess its effectiveness, in conjunction with other applicable policies and procedures, in preventing improper and illegal personal securities trading by Access Persons.

E.           Review by Funds’ Boards.  To the extent that an Identified Entity serves as an investment adviser or sub-adviser to a Reportable Fund, Compliance and an appropriate officer of any such investment company (who may be an officer or employee of the Identified Entity) shall prepare a periodic report to the board of Fund that:

1.	Summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.
Describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.
Certifies to the board when applicable that the Investment Advisors among the Identified Entities have adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and

4.	Identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

An Identified Entity may provide more frequent reporting to an investment company board at its request, which shall meet the foregoing annual report requirement and shall be considered an annual report.

F.
Disinterested Persons and Exceptions from Reporting Requirements as defined in section 2(a)(19) of the 1940 Act.  Generally (unless as set forth herein), a “Disinterested Person” of any  Reportable Fund (which includes the Fund’s Independent Managers/Trustees/Directors) will not be deemed to be an Access Person and, accordingly, does not need approval to open a brokerage account and does not need to pre-clear and report Personal Securities Transactions.

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G.
Notification of Reporting Obligations.  The Chief Compliance Officer (or his/her designee) will identify all Access Persons of any Reportable Fund and inform such persons of their reporting obligations.

V.           CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

If the Chief Compliance Officer of an applicable Identified Entity determines that a material violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to its management pursuant to its established reporting process (or, if the violation of the Code is believed to involve the President, to the Chief Executive Officer of the UK Parent’s North American businesses or other appropriate executive officers of its corporate parent) and, to the extent applicable, to any effected client, including where applicable the board of any Reportable Fund.  Each applicable Identified Entity may impose such sanctions against the Supervised Person as it deems appropriate under the circumstances.  Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, suspension of trading, reduction in salary, censure, suspension or termination of employment.

Violations of this Code may also violate the federal securities laws.  Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

Compliance may report conduct believed to violate the law or regulations applicable to the Identified Entity or the Supervised Person to the appropriate regulatory authorities.

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Appendix A

EXAMPLES OF BENEFICIAL OWNERSHIP

You will be deemed to have a Beneficial Interest in a security for purposes of the Code in the circumstances listed below.

1.           Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

2.           Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

3.           Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

4.           Securities held in the name of any relative of you or your spouse (including an adult child) who is presently sharing your home - even if the securities were not received from you and the income from the securities is not actually used to maintain your household;

5.           Securities held in the name of any person other than you and those listed in paragraphs (3) and (4), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

6.           Securities held by a pledgee for your account;

7.           Securities held by a trust in which you have an interest.  A remainder interest confers beneficial ownership only if you have power to exercise or share investment control over the trust;

8.           Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust;

9.           Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

10.           Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

11.           Securities held by a personal holding company controlled by you alone or jointly with others;

12.           Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (4), above), if you can vest or revest title in yourself; and

13.           Securities held by an investment club in which you are a member; and

14.           Securities held by others, where you make investment or voting decisions for the account.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of this Code.  If you have a question or are in doubt about whether you would be considered to have a Beneficial Interest in any account, you should contact your Compliance Department.

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Appendix B

Identified Prudential PLC North American Business Units

CODE OF ETHICS AND CONDUCT

REQUEST FOR EXCEPTION

Section I.F. of the Code of Ethics and Conduct of Identified Prudential PLC North American Business Units (the “Code”) permits Compliance to grant exceptions to the requirements of the Code (an “Exception”) under limited circumstances.  Please note: capitalized terms not otherwise defined in this Appendix have the meanings ascribed to them in the Code.  In order to facilitate the process of reviewing any request for an Exception to the Code, please provide the following information:

Part I.  Request and Related Facts (to be completed by the party requesting the Exception)

1.	Identify the Identified Entity or Entities for which the proposed Exception is applicable:

2.	State the provision of the Code for which an Exception is requested:

3.
Describe below (or attach hereto) the proposed Exception, together with any relevant factors you are aware of relating to the proposal.  In particular, please describe any circumstance or factor in which the proposed Exception may result in a breach of the duties owed to the applicable Identified Entity’s clients by either any individual or the NABU Entity (if none, please indicate accordingly):

Requested for approval:

I certify that I have read and understand the section(s) of the Code that would otherwise restrict the proposed Exception listed above and to the best of my knowledge I believe that the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to any applicable Identified Entity clients by me, any individual at the applicable Identified Entity or Entities, or such Identified Entity or Entities.

Name	Title	Date

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Appendix B

Approved by

Name	Title	Date

Part II:  Legal/Regulatory Due Diligence (to be completed by the Identified Entity Legal/Compliance Department)

Discuss briefly below, or attach hereto, any Legal, Compliance or Regulatory concerns relating to the proposed Exception, including any qualifications with respect to your recommendation:

Recommended for approval:

_____	Yes

_____	No

_____________________________                                                                ________________________                                                      ________________
Name                                                      Title                                                      Date

Part VI:  Determination of Compliance (to be completed by the Identified Entity Chief Compliance Officer or his designee)

Compliance shall review the foregoing information to determine whether the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to clients by either the individuals listed or the applicable Identified Entity or Entities.  In light thereof and upon review of the foregoing, the proposed Exception is:

_____	Approved*

_____	Not Approved

Name	Title	Date

_____________________________________

*Any qualifications to such approval are set forth below:

The Identified Entity Compliance Department shall retain in its files a copy of this Request and any related information.

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